Exhibit (a)(1)

JOYY INC.

NOTICE OF REPURCHASE OF NOTES

AT OPTION OF HOLDERS

0.750% CONVERTIBLE SENIOR

NOTES DUE 2025

CUSIP No. 984267 AD8

ISIN US98426TAD81

Citicorp International Limited
20/F, Citi Tower, One Bay East

83 Hoi Bun Road

Kwun Tong, Kowloon, Hong Kong

Citibank, N.A.

480 Washington Boulevard, 30th floor

Jersey City, NJ 07310

United States of America

Attention: Agency and Trust

Holders of 0.750% Convertible Senior Notes due 2025 issued by JOYY Inc.

Ladies and Gentlemen:

Reference is made to the Indenture dated as of June 24, 2019 (the “Indenture”) between JOYY Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, as issuer (the “Company”), and Citicorp International Limited, a private company limited by shares incorporated in Hong Kong, as trustee (the “Trustee”) relating to the Company’s 0.750% Convertible Senior Notes due 2025 (the “2025 Notes”). This notice (the “Repurchase Right Notice”) is being delivered to the Trustee, to the Paying Agent and to each Holder (and to beneficial owners as required by applicable law) of the 2025 Notes pursuant to Section 15.01 of the Indenture. Capitalized terms used but not otherwise defined in this Repurchase Right Notice have the meanings given to them in the Indenture.

Each Holder of the 2025 Notes, at such Holder’s option, may require the Company to repurchase for cash on June 15, 2023 (the “Repurchase Date”) all of such Holder’s 2025 Notes, or any portion thereof that is an integral multiple of US$1,000 principal amount, subject to the terms and conditions of the Indenture (the “Repurchase Right”). The Company states that:

(i)	The Repurchase Right becomes exercisable at 9:00 a.m. (New York City time) on May 12, 2023 (the “Repurchase Open Time”) and expires at 5:00 p.m. (New York City time) (the “close of business”) on June 13, 2023, the second Business Day immediately preceding the Repurchase Date (the “Repurchase Expiration Time”).

(ii)	The repurchase price (the “Repurchase Price”) for the 2025 Notes in respect of which a repurchase notice (in the form attached hereto as Annex A) has been given (the “Repurchase Notice”) shall be an amount in cash equal to one hundred percent (100%) of the principal amount of the 2025 Notes to be so repurchased, plus accrued and unpaid interest, if any, to, but excluding, the Repurchase Date; provided that any such accrued and unpaid interest shall be paid to the Holders of such 2025 Notes at the close of business on June 1, 2023, the Regular Record Date immediately preceding the Repurchase Date.

To exercise your Repurchase Right and receive the Repurchase Price, you must deliver the 2025 Notes through the transmittal procedures of the Depository Trust Company (“DTC”) between the Repurchase Open Time and the Repurchase Expiration Time. 2025 Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time between the Repurchase Open Time and the Repurchase Expiration Time, by complying with the withdrawal procedures of DTC. The surrender by a Holder of any 2025 Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right.

To the Company’s knowledge, as of the date of this Repurchase Right Notice, all custodians and beneficial holders of the 2025 Notes hold the 2025 Notes through DTC accounts and that there are no certificated 2025 Notes in non-global form.

The name and addresses for the Conversion Agent and Paying Agent are as follows:

Conversion Agent and Paying Agent:

Citibank, N.A.

480 Washington Boulevard, 30th floor, Jersey City, NJ 07310

Attention: Agency and Trust

Holders of the 2025 Notes should refer to the Indenture for a complete description of repurchase procedures.

Very truly yours,
JOYY Inc.

By:	/s/ David Xueling Li
Name:	David Xueling Li
Title:	Chairman and Chief Executive Officer

Dated: April 17, 2023

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT			7
1.	Information Concerning the Company		7
2.	Information Concerning the 2025 Notes		7
	2.1	Interest	7
	2.2	The Company’s Obligation to Purchase the 2025 Notes	7
	2.3	Repurchase Price	8
	2.4	Source of Funds	8
	2.5	Conversion Rights of the 2025 Notes	8
	2.6	Market for the 2025 Notes and the Company’s ADSs	9
	2.7	Redemption	10
	2.8	Ranking	10
3.	Procedures to Be Followed by Holders Electing to Exercise the Repurchase Right		10
	3.1	Method of Delivery	10
	3.2	Agreement to Be Bound by the Terms of the Repurchase Right	11
	3.3	Exercise of Repurchase Right; Delivery of 2025 Notes.	12
4.	Right of Withdrawal		13
5.	Payment for Surrendered 2025 Notes		14
6.	2025 Notes Acquired		14
7.	Plans or Proposals of the Company		15
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the 2025 Notes		15
9.	Agreements Involving the Company’s Securities		16
10.	U.S. Federal Income Tax Considerations.		16
11.	Additional Information		20
12.	No Solicitation		21
13.	Definitions		21
14.	Conflicts		21

No person has been authorized to give any information or to make any representation other than those contained in this Repurchase Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Repurchase Right Notice is accurate as of any date other than the date on the front of this Repurchase Right Notice. This Repurchase Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Repurchase Right Notice shall not under any circumstances create any implication that the information contained in this Repurchase Right Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors, or its executive management is making any representation or recommendation to any Holder as to whether or not to exercise the Repurchase Right. You should consult your financial and tax advisors and must make your own decision as to whether to exercise the Repurchase Right and, if so, the principal amount of 2025 Notes for which the Repurchase Right should be exercised.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Repurchase Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my 2025 Notes?

JOYY Inc., a Cayman Islands company (the “Company”), is obligated to repurchase those 0.750% Convertible Senior Notes due 2025 (the “2025 Notes”) with respect to which you validly exercise your Repurchase Right. (Page 7)

Why is the Company offering to purchase my 2025 Notes?

The right of each Holder of the 2025 Notes to require the Company to repurchase such Holder’s 2025 Notes pursuant to the Repurchase Right at the time described in this Repurchase Right Notice is a term of the 2025 Notes and has been a right of the Holders from the time the 2025 Notes were issued on June 24, 2019. We are required to repurchase the 2025 Notes of any Holder that exercises its Repurchase Right pursuant to the terms of the 2025 Notes and the Indenture. (Page 7)

Which of the 2025 Notes is the Company obligated to repurchase?

We are obligated to repurchase all of the 2025 Notes surrendered (and not withdrawn) by any Holder through the facilities of, and in accordance with the procedures of, the Depository Trust Company (“DTC”) between 9:00 a.m., New York City time, on Friday, May 12, 2023 and 5:00 p.m., New York City time, on Tuesday, June 13, 2023. As of April 17, 2023, US$432,232,000 in aggregate principal amount of the 2025 Notes was outstanding. The 2025 Notes were issued under the Indenture, dated as of June 24, 2019 (the “Indenture”), by and between the Company and Citicorp International Limited, as trustee (the “Trustee”). The surrender by a Holder of any 2025 Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right. (Page 7).

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the 2025 Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the 2025 Notes, plus any accrued and unpaid interest to, but excluding, the Repurchase Date (the “Repurchase Price”), with respect to any and all 2025 Notes validly surrendered for repurchase and not withdrawn; provided that such accrued and unpaid interest (if any) will not be paid to the Holder submitting the 2025 Notes for repurchase on June 15, 2023 but will be paid to the Holder of record as of 5:00 p.m., New York City time, on Thursday, June 1, 2023. (Page 8)

How much accrued and unpaid interest will the Company pay as part of the Repurchase Price?

None. Pursuant to the terms of the Indenture and the 2025 Notes, the next interest payment date for the 2025 Notes is Thursday, June 15, 2023, the same as the Repurchase Date. Accordingly, on June 15, 2023, the Company will pay accrued and unpaid interest on all of the 2025 Notes through June 14, 2023 to all Holders who were Holders of record as of 5:00 p.m., New York City time, on Thursday, June 1, 2023, regardless of whether the Repurchase Right is exercised with respect to such 2025 Notes. As a result, on June 15, 2023, which is the date specified in the Indenture for repurchase (the “Repurchase Date”), there will be no accrued and unpaid interest on the 2025 Notes. (Page 8)

Can the Company redeem the 2025 Notes?

Subject to the provisions of the Indenture, the 2025 Notes may be redeemed, for cash, at the Company’s option, as a whole but not in part, on not less than 50 Scheduled Trading Days’ nor more than 60 Scheduled Trading Days’ prior notice, redeem all but not part of the 2025 Notes (except in respect of certain Holders that elect otherwise as described in the Indenture) in connection with a Change in Tax Law at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date as described in the Indenture. Upon receiving such notice of redemption, each Holder will have the right to elect to not have its 2025 Notes redeemed, subject to the provisions of the Indenture. (Page 10)

What are my rights to convert my 2025 Notes?

Subject to and upon compliance with the provisions of the Indenture, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is US$1,000 principal amount or an integral multiple thereof) of such 2025 Note (i) at any time prior to 5:00 p.m., New York City time, on Thursday, December 14, 2024, subject to satisfaction of the conditions described in the Indenture, and (ii) regardless of any conditions described in the Indenture, on or after December 15, 2024 and prior to 5:00 p.m., New York City time, on the second Scheduled Trading Day immediately preceding June 15, 2025, in each case, at the current conversion rate of 11.7649 ADSs (subject to certain adjustments, the “Conversion Rate”) per US$1,000 principal amount of 2025 Notes (the “Conversion Obligation”). If a Holder has already delivered a Fundamental Change Repurchase Notice or a Repurchase Notice with respect to a 2025 Note, such Holder may not surrender that 2025 Note for conversion until the Holder has withdrawn the applicable repurchase notice in accordance with the Indenture. The conversion of your 2025 Notes is subject to the provisions regarding conversion contained in the Indenture and the 2025 Notes.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your 2025 Notes will be less than the aggregate principal amount of the 2025 Notes. The Conversion Price at any given time is computed by dividing US$1,000 by the applicable Conversion Rate as of such time. (Page 9)

How will the Company fund the purchase of the 2025 Notes?

The Company plans to use its cash balance as of the Repurchase Date to fund the repurchase of the 2025 Notes. (Page 8)

How can I determine the market value of the 2025 Notes?

There is no established reporting system or market for trading in the 2025 Notes. To the extent that the 2025 Notes are traded, prices of the 2025 Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s ADSs, and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the 2025 Notes prior to making any decision with respect to the Repurchase Right. The value of the 2025 Notes upon exercise of the conversion right will be based on the applicable conversion rate for the 2025 Notes, as summarized above, under the caption “What are my rights to convert my 2025 Notes?” (Page 9)

What does the board of directors of the Company think of the Repurchase Right?

The board of directors of the Company has not made any recommendation as to whether you should exercise the Repurchase Right. You must make your own decision whether to exercise the Repurchase Right and, if so, the principal amount of 2025 Notes for which the Repurchase Right should be exercised. (Page 8)

When does the Repurchase Right expire?

Your right to exercise the Repurchase Right expires at 5:00 p.m., New York City time, on Tuesday, June 13, 2023 (the “Expiration Date”), which is the second Business Day immediately preceding the Repurchase Date. We will not extend the period Holders have to exercise the Repurchase Right unless required to do so by U.S. federal securities law. (Page 7)

What are the conditions to the purchase by the Company of the 2025 Notes?

Our purchase of 2025 Notes for which the Repurchase Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant 2025 Notes being surrendered, and the procedural requirements described in this Repurchase Right Notice being satisfied. (Page 7)

How do I exercise the Repurchase Right?

To the Company’s knowledge, as of the date of this Repurchase Right Notice, all custodians and beneficial holders of the 2025 Notes hold the 2025 Notes through DTC accounts and that there are no certificated 2025 Notes in non-global form. Accordingly, you may exercise the Repurchase Right with respect to your 2025 Notes held through DTC, between 9:00 a.m., New York City time, on May 12, 2023 to 5:00 p.m., New York City time, on the Expiration Date, in the following manner

•	If your 2025 Notes are held through a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to exercise the Repurchase Right and instruct such nominee to exercise the Repurchase Right by surrendering the 2025 Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”) before 5:00 p.m., New York City time, on the Expiration Date; or

•	If you are a DTC participant and hold your 2025 Notes through DTC directly, you must surrender your 2025 Notes electronically through ATOP before 5:00 p.m., New York City time, on the Expiration Date, subject to the terms and procedures of ATOP, if you desire to exercise the Repurchase Right.

While we do not expect any 2025 Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the 2025 Notes are issued to such a Holder, any such Holder who desires to tender 2025 Notes pursuant to the Repurchase Right and holds physical certificates evidencing such 2025 Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and timely deliver such manually signed Repurchase Notice, together with the certificates evidencing the 2025 Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your 2025 Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Repurchase Right set forth in this Repurchase Right Notice. (Pages 10-13)

HOLDERS THAT HOLD 2025 NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL Repurchase Notice.

If I exercise the Repurchase Right, when will I receive payment for my 2025 Notes?

We will forward the appropriate amount of cash required to pay the Repurchase Price for your 2025 Notes to the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date, and the Paying Agent will promptly distribute the consideration to DTC, the sole Holder of record of the 2025 Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company, or other nominee, as the case may be, will distribute the cash to you. (Page 14)

Until what time may I withdraw my previous exercise of the Repurchase Right?

You may withdraw your exercise of the Repurchase Right with respect to any 2025 Notes at any time until 5:00 p.m., New York City time, on Tuesday, June 13, 2023, which is the second Business Day immediately preceding the Repurchase Date. (Pages 13-14)

How do I withdraw my previous exercise of the Repurchase Right?

To withdraw your previous exercise of the Repurchase Right with respect to any 2025 Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on Tuesday, June 13, 2023, which is the second Business Day immediately preceding the Repurchase Date. While there are currently no certificated 2025 Notes in non-global form to the Company’s knowledge, in the event that after the date hereof physical certificates evidencing the 2025 Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any 2025 Notes evidenced by physical certificates with respect to which a Repurchase Notice was previously delivered must, instead of complying with DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (i) the principal amount of the 2025 Notes with respect to which such notice of withdrawal is being submitted, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, (ii) the certificate numbers of the 2025 Notes in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such 2025 Note which remains subject to the Repurchase Notice, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, and deliver such manually signed notice of withdrawal to the Paying Agent prior to 5:00 p.m., New York City time, on Tuesday, June 13, 2023. (Pages 13-14)

HOLDERS THAT HOLD 2025 NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE REPURCHASE RIGHT WITH RESPECT TO SUCH 2025 NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL.

Do I need to do anything if I do not wish to exercise the Repurchase Right?

No. If you do not exercise the Repurchase Right before the expiration of the Repurchase Right, we will not repurchase your 2025 Notes on the Repurchase Date and such 2025 Notes will remain outstanding subject to their existing terms. (Page 10)

If I choose to exercise the Repurchase Right, do I have to exercise the Repurchase Right with respect to all of my 2025 Notes?

No. You may exercise the Repurchase Right with respect to all of your 2025 Notes or any portion of your 2025 Notes. If you wish to exercise the Repurchase Right with respect to a portion of your 2025 Notes, you must exercise the Repurchase Right with respect to 2025 Notes for a principal amount of US$1,000 or an integral multiple thereof. (Pages 7-8)

If I do not exercise the Repurchase Right, will I continue to be able to exercise my conversion rights?

Yes. If you do not exercise the Repurchase Right, your conversion rights will not be affected. You will continue to have the conversion rights subject to the terms, conditions, and adjustments specified in the Indenture and the 2025 Notes, as summarized above, under the caption “What are my rights to convert my 2025 Notes?” (Page 9)

If I exercise the Repurchase Right, will my receipt of cash for 2025 Notes with respect to which I exercised the Repurchase Right be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for 2025 Notes pursuant to an exercise of the Repurchase Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the U.S. federal income tax considerations to you of the receipt of cash for 2025 Notes pursuant to an exercise of the Repurchase Right. (Pages 16-19)

Who is the Paying Agent?

The Citibank, N.A., is serving as Paying Agent in connection with the Repurchase Right. Its address and telephone number are set forth on the front cover page of this Repurchase Right Notice.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the exercise of the Repurchase Right may be directed to the Paying Agent at the address set forth on the cover page of this Repurchase Right Notice.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1.

Information Concerning the Company. JOYY Inc. is a leading global social media company that enables users to interact with each other in real time through online live media. On a mission to connect people and enrich their lives through video, the Company currently operates several social products, including Bigo Live for live streaming, Likee for short-form videos, Hago for multiplayer social interaction and entertainment, and instant messaging product and others. The Company has created a highly engaging and vibrant user community for users across the globe.

The Company was incorporated in the Cayman Islands. The Company began its operations in April 2005 and its ADSs began trading on the Nasdaq Stock Market since November 2012. The Company’s ADSs are currently traded under the ticker symbol “YY.” The Company’s principal executive offices are located at 30 Pasir Panjang Road #15-31A Mapletree Business City, Singapore 117440 and its telephone number is +65 6351-9330. The Company’s registered office in the Cayman Islands is located at offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KYI-1111, Cayman Islands.

2.	Information Concerning the 2025 Notes. The 2025 Notes were issued under the Indenture. The 2025 Notes mature on June 15, 2025.

2.1	Interest. The 2025 Notes bear interest at the rate of 0.750% per year from June 24, 2019, or from the most recent date to which interest has been paid or duly provided. Interest is payable semi-annually in arrears on each June 15 and December 15 of each year, beginning on December 15, 2019, to Holders of record at the close of business on the preceding June 1 and December 1 (whether or not such day is a Business Day), respectively. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed over a 30-day month. Unless the Company fails to make the payment of the Repurchase Price for 2025 Notes for which a Repurchase Notice has been submitted and not properly withdrawn, such 2025 Notes will no longer be outstanding and interest on such 2025 Notes will cease to accrue on and after the Repurchase Date.

2.2	The Company’s Obligation to Purchase the 2025 Notes. Pursuant to the terms of the Indenture and the 2025 Notes, on June 15, 2023, which is the Repurchase Date, the Company is obligated to repurchase all 2025 Notes for which the Repurchase Right has been timely exercised and not withdrawn by the Holders. This Repurchase Right will expire at 5:00 p.m., New York City time, on Tuesday, June 13, 2023, the Expiration Date, which is the second Business Day immediately preceding the Repurchase Date. The terms and conditions of the Indenture and 2025 Notes require Holders that choose to exercise the Repurchase Right to do so by 5:00 p.m., New York City time, on the Expiration Date, and we do not expect to extend the period that Holders have to exercise the Repurchase Right unless required to do so by U.S. federal securities law. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. The repurchase by the Company of 2025 Notes for which the Repurchase Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant 2025 Notes being surrendered, and the procedural requirements described in this Repurchase Right Notice being satisfied. You may only exercise the Repurchase Right with respect to 2025 Notes in principal amounts equal to US$1,000 or integral multiples thereof.

2.3

Repurchase Price. The Repurchase Price to be paid by the Company on the Repurchase Date with respect to any and all 2025 Notes validly surrendered for repurchase and not withdrawn is equal to 100% of the principal amount of the 2025 Notes, plus any accrued and unpaid interest to, but excluding, the Repurchase Date; provided that such accrued and unpaid interest (if any) will not be paid to the Holders submitting the 2025 Notes for repurchase on the Repurchase Date but instead to the Holders of such 2025 Notes at 5:00 p.m., New York City time, on Thursday, June 1, 2023. Pursuant to the terms of the Indenture and the 2025 Notes, on June 15, 2023, which is the Repurchase Date, the Company will pay accrued and unpaid interest on all of the 2025 Notes through June 14, 2023, to all Holders who are Holders of record as of 5:00 p.m., New York City time, on Thursday, June 1, 2023, regardless of whether the Repurchase Right is exercised with respect to such 2025 Notes. As a result, there will be no accrued and unpaid interest on the 2025 Notes on June 15, 2023. The Repurchase Price will be paid in cash with respect to any and all 2025 Notes validly surrendered for repurchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

The Repurchase Price, which will be paid in cash, is based solely on the requirements of the Indenture and the 2025 Notes and bears no relationship to the market price of the 2025 Notes or the ADSs. Thus, the Repurchase Price may be significantly greater or less than the market price of the 2025 Notes on the Repurchase Date. Holders are urged to obtain the best available information as to potential current market prices of the 2025 Notes, to the extent available, and the ADSs before making a decision whether to exercise the Repurchase Right.

None of the Company, its board of directors, or its executive management is making any recommendation to Holders as to whether to exercise the Repurchase Right or refrain from exercising the Repurchase Right. Each Holder must make such Holder’s own decision whether to exercise the Repurchase Right with respect to such Holder’s 2025 Notes and, if so, the principal amount of 2025 Notes for which the Repurchase Right should be exercised.

2.4	Source of Funds. If the Repurchase Right is exercised for any 2025 Notes, the Company plans to use its cash balance as of the Repurchase Date to pay the Repurchase Price for the 2025 Notes.

2.5	Conversion Rights of the 2025 Notes. Subject to and upon compliance with the provisions of the Indenture, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is US$1,000 principal amount or an integral multiple thereof) of such 2025 Note (i) at any time prior to 5:00 p.m., New York City time, on Thursday, December 14, 2024, subject to satisfaction of the conditions described in the Indenture, and (ii) regardless of any conditions described in the Indenture, on or after December 15, 2024 and prior to 5:00 p.m., New York City time, on the second Scheduled Trading Day immediately preceding June 15, 2025, in each case, at the current conversion rate of 11.7649 ADSs (subject to certain adjustments, the “Conversion Rate”) per US$1,000 principal amount of 2025 Notes (the “Conversion Obligation”). If a Holder has already delivered a Fundamental Change Repurchase Notice or a Repurchase Notice with respect to a 2025 Note, such Holder may not surrender that 2025 Note for conversion until the Holder has withdrawn the applicable repurchase notice in accordance with the Indenture. The conversion of your 2025 Notes is subject to the provisions regarding conversion contained in the Indenture and the 2025 Notes.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your 2025 Notes will be less than the aggregate principal amount of the 2025 Notes. The Conversion Price at any given time is computed by dividing US$1,000 by the applicable Conversion Rate as of such time.

2.6

Market for the 2025 Notes and the Company’s ADSs. There is no established reporting system or market for trading in the 2025 Notes. To the extent that the 2025 Notes are traded, prices of the 2025 Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s ADSs, and the market for similar securities. As of April 17, 2023, US$432,232,000 in aggregate principal amount of the 2025 Notes was outstanding.

The Company’s ADSs into which the 2025 Notes are convertible are listed on the Nasdaq Global Select Market under the ticker symbol “YY.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the ADSs as reported on the Nasdaq Global Select Market.

Fiscal Quarter	High	Low
	(US$)
First Quarter 2021	148.88	78.05
Second Quarter 2021	105.39	65.21
Third Quarter 2021	67.67	39.11
Fourth Quarter 2021	59.10	40.42
First Quarter 2022	55.14	23.14
Second Quarter 2022	42.84	29.35
Third Quarter 2022	34.79	23.91
Fourth Quarter 2022	36.11	21.38
First Quarter 2023	39.50	26.12
Second Quarter 2023 (through April 14, 2023)	32.25	28.64

On April 14, 2023, the closing price of the ADSs on the Nasdaq Global Select Market was US$29.50 per ADS. As of April 14, 2023, there were approximately 44,884,197 ADSs outstanding, excluding treasury ADSs and bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our share incentive plans. We urge you to obtain current market information for the 2025 Notes, to the extent available, and the ADSs before making any decision to exercise the Repurchase Right.

2.7	Redemption Subject to the provisions of the Indenture, the 2025 Notes may be redeemed, for cash, at the Company’s option, as a whole but not in part, on not less than 50 Scheduled Trading Days’ nor more than 60 Scheduled Trading Days’ prior notice, redeem all but not part of the 2025 Notes (except in respect of certain Holders that elect otherwise as described in the Indenture) in connection with a Change in Tax Law at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date as described in the Indenture. Upon receiving such notice of redemption, each Holder will have the right to elect to not have its 2025 Notes redeemed, subject to the provisions of the Indenture.

2.8	Ranking. The 2025 Notes are general senior unsecured obligations and will rank (i) senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; (ii) equal in right of payment to any of our unsecured indebtedness that is not so subordinated; (iii) effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries and consolidated variable interest entities.

3.	Procedures to Be Followed by Holders Electing to Exercise the Repurchase Right. Holders will not be entitled to receive the Repurchase Price for their 2025 Notes unless they elect to exercise the Repurchase Right by delivering their Repurchase Notice between 9:00 a.m., New York City time, on Friday, May 12, 2023 and 5:00 p.m., New York City time, on Tuesday, June 13, 2023 and have not withdrawn the Repurchase Notice prior to 5:00 p.m., New York City time, on Tuesday, June 13, 2023. Holders may exercise the Repurchase Right with respect to some or all of their 2025 Notes. Any Repurchase Notice must specify a principal amount of 2025 Notes to be purchased by the Company of US$1,000 or an integral multiple thereof. If Holders do not elect to exercise the Repurchase Right, their 2025 Notes will remain outstanding subject to the existing terms of the Indenture and the 2025 Notes.

3.1	Method of Delivery To the Company’s knowledge, as of the date of this Repurchase Right Notice, all custodians and beneficial holders of the 2025 Notes hold the 2025 Notes through DTC accounts and that there are no certificated 2025 Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all 2025 Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of 2025 Notes via ATOP will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right. Delivery of 2025 Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such 2025 Notes.

HOLDERS THAT HOLD 2025 NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL Repurchase Notice.

3.2	Agreement to Be Bound by the Terms of the Repurchase Right. By exercising the Repurchase Right with respect to any portion of your 2025 Notes, you acknowledge and agree as follows:

•	such 2025 Notes shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Repurchase Right Notice;

•	you agree to all of the terms of this Repurchase Right Notice;

•	you have received this Repurchase Right Notice and acknowledge that this Repurchase Right Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Repurchase Right Notice, the Indenture, and the 2025 Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign, and transfer to the Company all right, title, and interest in and to all the 2025 Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees, and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the 2025 Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the 2025 Notes or to participate in any redemption or defeasance of the 2025 Notes, and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered 2025 Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such 2025 Notes, or transfer ownership of such 2025 Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such 2025 Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such 2025 Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company for the Repurchase Price of any surrendered 2025 Notes that are purchased by the Company), all in accordance with the terms set forth in this Repurchase Right Notice;

•	you represent and warrant that you (i) own the 2025 Notes surrendered and are entitled to surrender such 2025 Notes and (ii) have full power and authority to surrender, sell, assign, and transfer the 2025 Notes surrendered hereby and that when such 2025 Notes are accepted for purchase and repayment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•	you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment, and transfer of the 2025 Notes surrendered;

•	you understand that all 2025 Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on Tuesday, June 13, 2023 for which a Repurchase Notice has been delivered and not withdrawn prior to 5:00 p.m., New York City time, on Tuesday, June 13, 2023, will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the 2025 Notes, this Repurchase Right Notice, and related notice materials, as amended and supplemented from time to time;

•	surrendered 2025 Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on Tuesday, June 13, 2023; and

•	all authority conferred or agreed to be conferred pursuant to your exercise of the Repurchase Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy, and other legal representatives.

3.3	Exercise of Repurchase Right; Delivery of 2025 Notes.

2025 Notes Held Through a Custodian. If you wish to exercise the Repurchase Right with respect to any of your 2025 Notes and your 2025 Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee and instruct such nominee to surrender the 2025 Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “2025 Notes Held by a DTC Participant” on or prior to the deadline set by such nominee to permit such nominee to surrender the 2025 Notes by 5:00 p.m., New York City time, on the Expiration Date.

2025 Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Repurchase Right with respect to any of your 2025 Notes, you must electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, between 9:00 a.m., New York City time, on Friday, May 12, 2023 to 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Repurchase Right through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company, or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Repurchase Right, including those set forth above under 3.2 — “Agreement to Be Bound by the Terms of the Repurchase Right.”

2025 Notes Held in Certificated Non-Global Form. While we do not expect any 2025 Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the 2025 Notes are issued to such a Holder, then, in order to exercise the Repurchase Right with respect to such 2025 Notes, any such Holder of the 2025 Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent between 9:00 a.m., New York City time, on Friday, May 12, 2023 and 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such 2025 Notes with respect to the Repurchase Right was exercised, the Holder must deliver such 2025 Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.

All signatures on a Repurchase Notice and endorsing the 2025 Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program, or the Stock Exchange Medallion Program (each, an “Eligible Institution” ); provided, however, that signatures need not be guaranteed if such 2025 Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any 2025 Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your 2025 Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4.	Right of Withdrawal. You may withdraw your previous exercise of the Repurchase Right with respect to any 2025 Notes at any time prior to 5:00 p.m., New York City time, on Tuesday, June 13, 2023, which is the second Business Day immediately preceding the Repurchase Date.

Except as described below with respect to 2025 Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Repurchase Right, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on Tuesday, June 13, 2023. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 5:00 p.m., New York City time, on Tuesday, June 13, 2023.

If after the date hereof physical certificates evidencing the 2025 Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered 2025 Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (i) the principal amount of the 2025 Notes with respect to which such notice of withdrawal is being submitted, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, (ii) the certificate numbers of the 2025 Notes in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such 2025 Note which remains subject to the Repurchase Notice, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, and deliver such manually signed notice of withdrawal to the Paying Agent prior to 5:00 p.m., New York City time, on Tuesday, June 13, 2023.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act” ), Holders are advised that if they timely surrender 2025 Notes for purchase under the Repurchase Right, they are also permitted to withdraw such 2025 Notes on Friday, July 7, 2023 (New York City time) in the event that we have not yet accepted the 2025 Notes for payment as of that time. Pursuant to the Indenture, we are required to forward the appropriate amount of cash required to pay the Repurchase Price for your 2025 Notes to the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date.

You may exercise the Repurchase Right with respect to 2025 Notes for which your election to exercise your Repurchase Right had been previously withdrawn, by following the procedures described in Section 3 above. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your 2025 Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures by withdrawing before 5:00 p.m., New York City time, on Tuesday, June 13, 2023.

5.	Payment for Surrendered 2025 Notes. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for your 2025 Notes, and the Paying Agent will promptly distribute the consideration to DTC, the sole Holder of record of the 2025 Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company, or other nominee, as the case may be, will distribute the cash to you.

The total amount of consideration required by us to repurchase all of the 2025 Notes is US$432,232,000 (assuming all of the 2025 Notes are validly surrendered for repurchase and accepted for payment).

6.	2025 Notes Acquired. Any 2025 Notes repurchased by us pursuant to the Repurchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.	Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Repurchase Right Notice, neither the Company nor its directors and executive officers currently has any plans, proposals, or negotiations that would be material to a Holder’s decision to exercise the Repurchase Right, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale, or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s corporate structure or business;

•	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	any changes in the Company’s charter, bylaws, or other governing instruments or other actions that could impede the acquisition of control of the Company.

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the 2025 Notes. Based on a reasonable inquiry by the Company:

•	none of the executive officers or directors of the Company or any associate of such executive officers or directors owns any 2025 Notes; and

•	during the 60 days preceding the date of this Repurchase Right Notice, none of the executive officers or directors of the Company has engaged in any transactions in the 2025 Notes.

The Company will not purchase any 2025 Notes from its affiliates or the executive officers or directors of the Company. Neither the Company nor any of its associates or majority-owned subsidiaries owns any 2025 Notes. During the 60 days preceding the date of this Repurchase Right Notice, neither the Company nor any of its subsidiaries has engaged in any transactions in the 2025 Notes.

9.	Agreements Involving the Company’s Securities. The Company has entered into the following agreement relating to the 2025 Notes:

•	the Indenture.

There are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Repurchase Right or the 2025 Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Repurchase Right or the 2025 Notes.

10.	U.S. Federal Income Tax Considerations.

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the exercise of the Repurchase Right by a U.S. Holder (as defined below) that holds the 2025 Notes as “capital assets” (generally, property held for investment). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Regulations”), published positions of the Internal Revenue Service (the “Service”), court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect), which change could affect the tax considerations described below.

This discussion does not describe all of the U.S. federal income tax considerations that may be applicable to a U.S. Holder in light of its particular circumstances or U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	dealers or traders in securities;

•	certain former citizens or residents of the United States;

•	persons that elect to mark their securities to market;

•	persons holding the 2025 Notes as part of a “straddle,” conversion, or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar; and

•	persons that actually or constructively own 10% or more of our equity (by vote or value).

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. Each U.S. Holder should consult its tax advisor concerning the U.S. federal income tax considerations to such U.S. Holder in light of its particular situation as well as any considerations arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the 2025 Notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the 2025 Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the 2025 Notes should consult its tax advisor regarding the tax considerations generally applicable to such partner of the exercise of the Repurchase Right.

Passive Foreign Investment Company Considerations

U.S. Holders should be aware that we believe that we were a “passive foreign investment company” (a “PFIC”) for each taxable year since the taxable year ended December 31 2019, when the 2025 Notes were issued. As a result, a U.S. Holder will generally be subject to adverse U.S. federal income tax consequences, such as being subject to U.S. federal income tax at the highest rates applicable to ordinary income on gain on the sale of the 2025 Notes, as well as incurring an interest charge on the tax due thereon. These adverse U.S. federal income tax consequences are described more fully below.

Exercise of the Repurchase Right

Subject to the discussions below under “Market Discount” and “Passive Foreign Investment Company Considerations,” a U.S. Holder that receives cash for the 2025 Notes on the exercise of the Repurchase Right will generally recognize capital gain or loss equal to the difference between (i) the amount of cash received on the exercise (including PRC taxes withheld, if any) and (ii) such U.S. Holder’s adjusted tax basis in the 2025 Notes at the time of sale. A U.S. Holder’s adjusted tax basis in the 2025 Notes will generally equal the cost of such 2025 Notes, increased by any accrued market discount if such U.S. Holder has elected to include such market discount as it accrued (as described below), and reduced (but not below zero) by any amortizable bond premium (generally, the excess, if any, of the tax basis of the Notes to such U.S. Holder immediately after the acquisition of such 2025 Notes over the principal amount of such 2025 Notes payable at maturity) allowed as an offset against interest income with respect to such 2025 Notes. Any capital gain or loss recognized by a U.S. Holder will generally be long-term if, on the Repurchase Date, such U.S. Holder has held such 2025 Notes for more than one year and will generally be U.S.-source capital gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC resident enterprise under PRC tax law and gain from the exercise of the Repurchase Right is subject to tax in China, such gain may be treated as PRC-source gain for U.S. foreign tax credit purposes under the Treaty. Individual and other non-corporate U.S. Holders are generally eligible for preferential rates on long-term capital gains. The deductibility of capital losses is subject to limitations.

Market Discount

The 2025 Notes will have “market discount” if such 2025 Notes’ stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds a U.S. Holder’s tax basis in the 2025 Notes immediately after the acquisition of such 2025 Notes in a secondary market transaction, unless a statutorily defined de minimis exception applies. Any gain recognized by a U.S. Holder with respect to the 2025 Notes acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during the period such 2025 Notes were held by such U.S. Holder, unless such U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount is accrued on a ratable basis, unless a U.S. Holder elected to accrue market discount using a constant-yield method.

However, because the Company has been and expects to continue to be a PFIC, any gain on the disposition of the 2025 notes will nonetheless still be treated as ordinary income.

Passive Foreign Investment Company Rules

If we are a passive foreign investment company (or “PFIC”) for U.S. federal income tax purposes, it is possible that the PFIC rules could treat a disposition of 2025 Notes (including pursuant to an exercise of the Repurchase Right) as a disposition of stock of a PFIC subject to the excess distribution rules discussed below.

A non-U.S. corporation, such as our company, is a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income, or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s unbooked intangibles are taken into account for determining the value of its assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the shares. Although the law in this regard is not entirely clear, we treat our consolidated variable interest entities as being owned by us for U.S. federal income tax purposes because we exercise effective control over them and we are entitled to substantially all of their economic benefits and, as a result, we consolidate their results of operations in our combined and consolidated financial statement.

Based on the market price of our ADSs and the nature and composition of our assets (in particular, the retention of substantial amounts of cash, deposits and investments), we believe that we were a PFIC for United States federal income tax purposes for each taxable year since the taxable year ended December 31, 2019, and we will likely be a PFIC for our current taxable year unless the market price of our ADSs increases and/or we invest a substantial amount of the cash and other passive assets we hold in assets that produce or are held for the production of active income.

The determination of whether we will be a PFIC for a future taxable year will depend on the application of complex U.S. federal income tax rules, which are subject to differing interpretations and our assets and income over the course of each such taxable year. As a result, our status as a PFIC in any future taxable year cannot be predicted with certainty as of the date hereof. However, we expect that we will continue to be a PFIC for the foreseeable future.

If we are a PFIC for any taxable year during which you hold or are treated for U.S. federal income tax purposes as holding our stock (including, possibly, through ownership of 2025 Notes), you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition such stock (including, possibly, on a disposition of 2025 Notes). Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your applicable holding period will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain would be allocated ratably over your holding period;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, would be treated as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for you for such year and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year.

Since the Company believes that it has been a PFIC for each taxable year since the 2025 Notes were issued, each U.S. Holder of the 2025 Notes will generally, upon disposition of the 2025 Notes at a gain, be liable to pay U.S. federal income tax at the highest rate on ordinary income in effect for each year to which the income is allocated plus interest on the tax, as if the gain had been recognized ratably over each day in the U.S. Holder’s holding period for the 2025 Notes while the Company was a PFIC.

Gain or loss recognized in the transaction must be determined separately for each 2025 Note surrendered in the exchange. The deductibility of both long-term and short-term capital loss is subject to certain limitations.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE EXERCISE OF A REPURCHASE RIGHT, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS AND THE AVAILABILITY OF ANY ELECTIONS UNDER SUCH RULES.

11.	Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Schedule TO to which this Repurchase Right Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Repurchase Right Notice, we will amend the Schedule TO accordingly.

12.	No Solicitation. The Company has not employed any person to make solicitations or recommendations in connection with the Repurchase Right.

13.	Definitions. All capitalized terms used but not specifically defined in this Repurchase Right Notice shall have the meanings given to such terms in the Indenture and the 2025 Notes.

14.	Conflicts. In the event of any conflict between this Repurchase Right Notice on the one hand and the terms of the Indenture or the 2025 Notes or any applicable laws on the other hand, the terms of the Indenture or the 2025 Notes or applicable laws, as the case may be, will control.

None of the Company, its board of directors, or its executive management is making any recommendation to any Holder as to whether to exercise the Repurchase Right or refrain from exercising the Repurchase Right pursuant to this Repurchase Right Notice. Each Holder must make such Holder’s own decision whether to exercise the Repurchase Right and, if so, the principal amount of 2025 Notes for which the Repurchase Right should be exercised.

JOYY INC.

Annex A

JOYY INC.
0.750% Convertible Senior Notes due 2025

To:	Citicorp International Limited, as Trustee
20/F, Citi Tower, One Bay East
83 Hoi Bun Road
Kwun Tong, Kowloon, Hong Kong

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from JOYY Inc. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the entire principal amount of this Note, or the portion thereof (that is US$1,000 principal amount or an integral multiple thereof) below designated and requests and instructs the Company to repurchase the entire principal amount of this Note, or the portion thereof (that is US$1,000 principal amount or an integral multiple thereof) below designated, in accordance with the applicable provisions of the Indenture referred to in this Note, at the Repurchase Price from the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of certificated Notes, the certificate numbers of the Notes to be purchased are as set forth below:

Certificate Number(s): _____________________

Dated: _____________________

Signature(s)

Social Security or Other Taxpayer
Identification Number

Principal amount to be repaid (if less than all):
US$_______,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.